EXHIBIT 5(b)

                            Administration Agreement


         AGREEMENT made on this 28th day of February, 1997, by and between CATHOLIC VALUES INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and EATON VANCE MANAGEMENT, a Massachusetts business trust (the "Administrator").

         1. Duties of the Administrator. The Trust hereby employs the Administrator to administer the affairs of the Trust, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement. The Administrator shall perform these duties with respect to any and all series of shares ("Funds") which may be established by the Trustees pursuant to the Declaration of Trust of the Trust. Funds may be terminated and additional Funds established from time to time by action of the Trustees of the Trust.

         The Administrator hereby accepts such employment, and agrees to administer the Trust's business affairs and, in connection therewith, to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for administering the affairs of the Trust and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Administrator's organization and all personnel of the Administrator performing management and administrative services for the Trust. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         The services of the Administrator to the Trust are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities.

         2. Compensation of the Administrator. For the services, payments and facilities to be furnished hereunder by the Administrator, the Trust, on behalf of each Fund agrees to pay to the Administrator on the last day of each month a fee equal (annually) to 0.07% of the average daily net asset value of such Fund under $100 million, 0.04% of the average daily net asset value of such Fund between $100 million and $250 million, 0.03% of the average daily net asset value of such Fund between $250 million and $500 million and 0.02% of the average daily net asset value of the Fund in excess of $500 million. Such fee shall be computed in accordance with the Declaration of Trust, the registration statement under the Securities Act of 1933 and any applicable votes of the Trustees of the Trust.

         In case of initiation or termination of this Agreement during any month
with   respect  to  any  Fund,   the  fee  for  that  month   shall  be  reduced
proportionately on the basis of the number of calendar days during which the Agreement is in effect and the fee shall be computed upon the average net assets for the business days it is so in effect for that month.
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         The  Administrator  may, from time to time,  waive all or a part of the above compensation.

         3. Allocation of Charges and Expenses. It is understood that the Trust will pay all of its expenses other than those expressly stated to be payable by the Administrator hereunder, which expenses payable by the Trust shall include, without implied limitation, (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the purchase or sale of securities, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Trust and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's principal underwriter, if any, as a broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds and securities, keeping of books and accounts and determination of net asset value),
(xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii)
compensation of and any expenses of Trustees of the Trust who are not "interested" Trustees as such term is defined in the Investment Company Act of 1940, (xviii) the investment advisory fee payable to the Trust's investment adviser, and (xi) such nonrecurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

         4. Other Interests. It is understood that Trustees, officers and shareholders of the Trust or the Funds are or may be or become interested in the Administrator as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust or the Funds as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and that the Administrator or its subsidiaries or affiliates may enter into advisory, management or administration agreements or other contracts or relationships with such other companies or entities.

         5. Limitation of Liability of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the
Administrator shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the purchase, holding or sale of any security or other instrument, including options and futures contracts.

         6. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect as to each Fund to and including February 28, 1999 and shall continue in full force and effect as to each Fund indefinitely thereafter, but only so long as such continuance after February 28, 1999 is specifically approved at least annually by the Trustees of the Trust.

         Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement as to any Fund, without the payment of any penalty, by action of the Trustees of the Trust or the trustees of the Administrator, as the case may be, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement as to any Fund by vote of a majority of the outstanding voting securities of that Fund. This Agreement shall terminate automatically in the event of its assignment.

         7. Amendments of the Agreement. This Agreement may be amended as to any Fund by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective as to that Fund until approved by the vote of a majority of the Trustees of the Trust.

         8. Limitation of Liability. The Administrator expressly acknowledges the provision in the Declaration of Trust of the Trust limiting the personal liability of shareholders of the Trust, and the Administrator hereby agrees that it shall have recourse only to the Trust for payment of claims or obligations as between the Trust and the Administrator arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Trust. No Fund shall be liable for the obligations of any other Fund hereunder.

         9. Certain Definitions. The terms "assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities of that Fund" shall mean the vote of the lesser of
(a) 67 per centum or more of the shares of the particular Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the particular Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the particular Fund.



CATHOLIC VALUES INVESTMENT TRUST                   EATON VANCE MANAGEMENT



By:_________________________________        By:________________________________
         Peter M. Donovan                           Alan R. Dynner